Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-226399, 333-251984, 333-262051, and 333-269292) on Form S-8 and (No. 333-251979 and 333-254775) on Form S-3 of our report dated March 31, 2023, with respect to the consolidated financial statements of Aquestive Therapeutics, Inc..

/s/ KPMG LLP

New York, New York
March 31, 2023